Exhibit (d)(2)

AOL INC.

CONFIDENTIAL NON-DISCLOSURE AGREEMENT

Effective Date: January 16, 2015

In order to induce the parties hereto to disclose certain Confidential Information (as described below) and to protect such Confidential Information, AOL Inc., with offices at 22000 AOL Way, Dulles, Virginia 20166 (“AOL”) and Millennial Media Inc. with offices at COMPANY ADDRESS (the “Company”) hereby agree as follows:

1. Disclosing Party: AOL and the Company are sometimes referred to herein separately as a “Party” and together as the “Parties.” The Party disclosing Confidential Information is sometimes referred to herein as “Discloser” and the Party in receipt of such Confidential Information is sometimes referred to herein as “Recipient.”

2. Primary Representative: Each Party’s representative for coordinating disclosure or receipt of Confidential Information is: (i) AOL: Mark Roszkowski, Senior Vice President, AOL Inc., 770 Broadway, New York, NY 10003; and (ii) the Company: CONTACT NAME, CONTACT’S TITLE, Millennial Media Inc., COMPANY ADDRESS.

3. Description of Confidential Information: For purposes of this Confidential Non-Disclosure Agreement (“Agreement”), “Confidential Information” means any information which is disclosed during the Term (as defined below) and which (i) is or should be reasonably understood to be confidential or proprietary to Discloser or its Affiliates (as defined below) (such information may include without limitation information concerning Discloser’s business, products, services, content, finances, subscribers, users, tools, source code, product designs and plans, customer lists and other marketing and technical information, the terms and existence of this Agreement, and other unpublished information) or (ii) is so designated by Discloser by prominently marking it with a “confidential,” “proprietary” or similar legend. “Affiliate(s)” shall mean an entity controlling, controlled by or under common control with a Party.

4. Use of Confidential Information: Recipient shall make use of the Confidential Information only for the purpose of discussing and evaluating a possible business relationship between the Parties (the “Transaction”), described more fully as follows: an investment in and/or acquisition of the Company by AOL. During the Term of this Agreement, neither Party shall disclose the existence or nature of this Agreement or the Transaction to any third party without the other Party’s prior written consent.

5. Term: This Agreement shall terminate six (6) months after the Effective Date (the “Term”), however Recipient’s obligations to protect Confidential Information shall survive for two (2) years after termination.

6. Standard of Care: Recipient shall not use Confidential Information for any purpose other than the intended use set forth in paragraph 4 above, and shall not disclose, disseminate or otherwise publish or communicate Confidential Information of the other Party to any person, firm, corporation or other third party without the prior written consent of Discloser, except to Recipient’s employees, consultants, Affiliates and representatives who have a need to know, who have been informed of Recipient’s obligations hereunder, and who have previously agreed (e.g., as a condition of their employment or agency) to be bound by terms regarding the protection of confidential information that are substantially similar to those of this Agreement and which would extend to Discloser’s Confidential Information. Recipient agrees to use the same degree of care that it uses to protect its own confidential information of a like nature from unauthorized disclosure, but in no event less than a reasonable degree of care.

7. Exclusions: This Agreement imposes no obligation upon Recipient with respect to information that: (i) was in Recipient’s possession before receipt from Discloser; (ii) is or becomes a matter of public knowledge through no fault of Recipient; (iii) is rightfully received by Recipient from a third party without a duty of confidentiality; (iv) represents general conceptual information (as compared to, e.g., specific technical or financial information, specific product offerings or specific product ideas) which is incidentally retained in the unaided memories of persons who have had access to the Confidential Information; (v) is independently developed by Recipient without use of Discloser’s Confidential Information; (vi) is disclosed under operation of law, provided that the Recipient will use reasonable efforts to provide Discloser with prompt written notice of any such requirement in order to enable Discloser to seek an appropriate protective order or other remedy, and that Recipient will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed; or (vii) is disclosed by Recipient with Discloser’s prior written approval.

8. Warranty: Each Discloser warrants that it has the right to make the disclosures under this Agreement. NO OTHER WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS

Confidential

AGREEMENT. ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED “AS IS”.

9. Other Business Activities: (a) Nothing in this Agreement will be construed as a representation or agreement to restrict reassignment of Recipient’s employees, or in any manner affect or limit either Party’s present or future business activities.

(b) Nothing in this Agreement will be construed as a representation or agreement that Recipient will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with any such products, concepts, systems or techniques described in the Confidential Information, provided that Recipient does not violate any of its obligations under this Agreement in connection with such development.

(c) This Agreement does not create any agency or partnership relationship. Nothing in this Agreement shall be construed as implying any commitment or agreement by either Party to make an investment in the other Party or in any business of the other Party or to enter into any other business arrangement of any nature whatsoever.

10. Ownership and Other Rights: Neither Party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the intended use set forth in paragraph 4 (Use of Confidential Information) above.

11. Return of Confidential Information: Recipient will, at Recipient’s option, return or destroy all tangible material embodying Confidential Information (in any form or medium and including, without limitation, all summaries, copies and excerpts of Confidential Information) at any such time as Discloser may so request. Notwithstanding anything contained herein to the contrary, and subject to the continuing confidentiality obligations set forth herein, Recipient (a) will not be obligated to erase Confidential Information contained in archived computer system backups in accordance with Recipient’s security and/or disaster recovery procedures, and (b) may maintain one copy of any Confidential Information in Recipient’s records as may be required by the regulations and rules of any governmental agency or other regulatory authority, including any self-regulatory organization having, or claiming to have, jurisdiction.

12. Injunctive Relief: Recipient acknowledges that disclosure or use of Confidential Information in violation of this Agreement could cause irreparable harm to Discloser for which monetary damages may be difficult to ascertain or an inadequate remedy.

Recipient therefore agrees that Discloser will have the right, in addition to its other rights and remedies, to seek injunctive relief for any violation of this Agreement.

13. Nonwaiver: Any failure by either Party to enforce the other Party’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

14. Miscellaneous: (a) Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the Party to whom the same is directed; (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) five (5) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to the Deputy General Counsel for Transactions, located at AOL Inc., 22000 AOL Way, Dulles, VA 20166. In the case of the Company, such notice will be provided to the Company Primary Representative identified in paragraph 2 and the General Counsel, each located at the address set forth in paragraph 2 above.

(b) All additions or modifications to this Agreement must be made in writing and signed by a duly authorized representative of each Party.

(c) This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York except for its conflicts of laws principles. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement.

(d) This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same document and such original signatures may be delivered to the other Party by facsimile transmission or by email.

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(e) Neither Party shall assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party; except that either Party may assign or transfer this Agreement to an Affiliate. Subject to the limitations set forth in this Agreement, this Agreement will inure to the benefit of and be binding upon the Parties, their successors and assigns.

(f) If any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect.

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AOL INC.

By:	/s/ Mark Roszkowski

Name:	Mark Roszkowski

Title:	SVP, Head Corporate Development

Date:	1/20/15

MILLENNIAL MEDIA INC.

By:	/s/ Michael Barrett

Name:	Michael Barrett

Title:	President & CEO

Date:	1.19.15